Exhibit 15.1



July 22, 1997



FM Properties Inc.
1615 Poydras Street
New Orleans, LA  70112

Gentlemen:

We are aware that FM Properties Inc. has incorporated by reference in its Registration Statements (File Nos. 33-78798 and 333-31059) its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated July 22, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP